CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              AMERICA ONLINE, INC.


      America Online, Inc., a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST:   That  Section A of Article FOURTH of the Restated Certificate  of
Incorporation is hereby amended to read in its entirety as follows:

           FOURTH:   A. The total number of shares of all classes of  stock
     which the Corporation shall have authority to issue is 605,000,000 shares, divided into two classes, consisting of :

     600,000,000 shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock"); and

     5,000,000 shares of Preferred Stock, par value one cent ($0.01) per share (the "Undesignated Preferred Stock").

      SECOND:   That  said  amendment was duly adopted in  accordance  with  the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, America Online, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 9th day of February, 1998.



                                   /S/SHEILA A. CLARK
                                   Sheila A. Clark
                                   Assistant Secretary